Exhibit 3.1

CERTIFICATE OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
EDGEN MURRAY CORPORATION

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned President and Chief Executive Officer of Edgen Murray Corporation, a Nevada corporation, does hereby certify as follows:

1.           The board of directors of the corporation duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth in Exhibit A, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

2.           The amendment and restatement of the articles of incorporation as set forth in Exhibit A has been approved by the sole stockholder of the corporation, which is sufficient for approval thereof

3.           This certificate sets forth the text of the articles of incorporation of the corporation, as amended and restated in their entirety to this date, as follows.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Second Amended and Restated Articles of Incorporation to be executed by Daniel O’Leary, its President and Chief Executive Officer, this     27th     day of      April      , 2012.

By:	/s/ Daniel O’Leary
Name:	Daniel O’Leary
Title:	President and Chief Executive Officer

Exhibit 3.1

Exhibit A

Second Amended and Restated Articles of Incorporation
of
Edgen Murray Corporation

(see attached)

Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
EDGEN MURRAY CORPORATION

ARTICLE 1
NAME

The name of the Corporation is Edgen Murray Corporation. (the “Corporation”).

ARTICLE 2
REGISTERED OFFICE AND REGISTERED AGENT

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE 3
AUTHORIZED CAPITAL

The aggregate number of shares which the Corporation is authorized to issue is five million (5,000,000) shares of Common Stock, par value $.01 per share (“Common Stock”).  All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

(a)           Dividends.  The holders of Common Stock will be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation.

(b)           Distribution of Assets.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the assets of the Corporation available for distribution to its stockholders.

(c)           Voting Rights.  The holders of Common Stock shall have the right to vote for all purposes, including the election of directors, as provided by law.  Each holder of Common Stock shall be entitled to one vote for each share thereof held.

ARTICLE 4
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is authorized to adopt, amend or repeal the Bylaws of the Corporation, except as otherwise specifically provided by law.

ARTICLE 5
BOARD OF DIRECTORS

The members of the governing board of the Corporation are styled as directors.  The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation.  The current Board of Directors consists of five (5) directors.  The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE 6
RIGHT TO AMEND

The Corporation reserves the right to amend any provision contained in these Second Amended and Restated Articles of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

ARTICLE 7
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Any action required to be taken, or which may be taken, at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given, to the extent required by law, to those stockholders who have not consented in writing.

ARTICLE 8
EXCULPATION

(a)           Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statues (“NRS”).  If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

(b)           Repeal and Conflicts.  Any repeal or modification of Section (a) of this Article 8 approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section (a) of this Article 8 and any other Article in these Second Amended and Restated Articles of Incorporation, the terms and provisions of Section (a) of this Article 8 shall control.

ARTICLE 9
INDEMNIFICATION

(a)           Indemnification.  The Corporation shall promptly indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of an amendment of the NRS, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or witness or is otherwise involved in any threatened, pending or completed investigation, action, suit or proceeding, whether civil, criminal, administrative or investigative  and whether external or internal to the Corporation (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation against all liability and loss (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such Indemnitee in connection with such Proceeding). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee (i) was authorized by the Board of Directors of the Corporation, (ii) relates to counterclaims or affirmative defenses asserted by a person seeking indemnification in an action brought against such person, (iii) relates to any proceeding brought by a person seeking indemnification or payment under any directors’ and officers’ liability insurance covering such person or (iv) the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article 9.

(b)           Advancement of Expenses.  The Corporation shall to the fullest extent not prohibited by applicable law (but, in the case of an amendment to the NRS, only to the extent that such amendment permits the Corporation to provide additional or broader advancement of expenses than said law permitted the Corporation to provide prior to such amendment) pay, on an as-incurred basis, all expenses (including, but not limited to attorneys’ fees and expenses) incurred by an Indemnitee in defending or appearing in or preparing to defend or appear in any Proceeding in advance of its final disposition. Such advancement shall be unconditional, unsecured and interest free and shall be made without regard to Indemnitee’s ability to repay any expenses advanced; provided, however, that, to the extent required by law (but, in the case of an amendment to the applicable law, only to the extent that such amendment permits the Corporation to provide additional or broader advancement of expenses than said law permitted the Corporation to provide prior to such amendment), such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an unsecured undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article 9 or otherwise.

(c)           Claims.  If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article 9 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)           Consistent with Fiduciary Duty.  The right of indemnification pursuant to this Article 9 is conferred in order to attract and retain services of highly qualified directors and officers and to encourage them to make corporate decisions without fear of suits and legal harassment.  Indemnification pursuant to and in accordance with this Article 9 is therefore declared to be consistent with the fiduciary duty of the Corporation’s Board of Directors.  Except as specifically provided in this Article 9, or as required by applicable law, such indemnification shall be made by the Corporation without any requirement that any determination be made or any action be taken by the Board of Directors, stockholders or legal counsel.  A failure of the Board of Directors, stockholders or legal counsel to make a determination or take action favorable to the claim of an Indemnitee for indemnification pursuant to this Article 9, or the making of a determination or taking of action adverse to such a claim, shall not preclude indemnification under this Article 9 or create any presumption that the Indemnitee is not entitled to such indemnification.

(e)           Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, member, trustee or agent of the Corporation, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article 9 or the NRS.

(f)           Non-Exclusivity of Rights.  The rights conferred on any Indemnitee by this Article 9 are not exclusive of other rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

(g)           Amendment or Repeal.  Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article 9 after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, proceeding or other matter for which indemnification or advancement of expenses is sought.

(h)           Other Indemnification and Advancement of Expenses.  This Article 9 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

(i)           Reliance.  Indemnitees who after the date of the adoption of this Article 9 become or remain an Indemnitee described in Section (a) of this Article 9 will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section (l) in entering into or continuing the service. The rights to indemnification and to the advancement of expenses conferred in this Article 9 will apply to claims made against any Indemnitee described in Section (a) of this Article 9 arising out of acts or omissions that occurred or occur either before or after the adoption of this Article 9 in respect of service as a director or officer of the corporation or other service described in Section (a) of this Article 9.

(j)           Contract Rights.  The provisions of this Article 9 shall be deemed to be a contract right between the Corporation and each Indemnitee who serves in any such capacity at any time while this Article 9 and the relevant provisions of the NRS or other applicable law are in effect, and such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitee’s heirs, executors and administrators.  Any repeal or modification of this Article 9 or any such law that adversely affects any right of any Indemnitee, shall be prospective only and shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

(k)           Merger or Consolidation.  For the purposes of this Article 9, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnity its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, shall stand in the same position under this Article 9 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(l)           Successful Defense.  In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding for purposes of the NRS. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(m)           Funding to Meet Indemnification Obligations.  The Board of Directors, without approval of the stockholders, shall have the power to borrow money on behalf of the Corporation, including the power to pledge the assets of the Corporation, from time to time to discharge the Corporation’s obligations with respect to indemnification, the advancement and reimbursement of expenses, and the purchase and maintenance of insurance referred to in this Article 9.  The Corporation may, in lieu of or in addition to the purchase and maintenance of insurance referred to in this Article 9, establish and maintain a fund of any nature or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this Article 9 or otherwise.